Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-182762) pertaining to the Palo Alto Networks, Inc. 2005 Equity Incentive Plan, the Palo Alto Networks, Inc. 2012 Equity Incentive Plan and the Palo Alto Networks, Inc. 2012 Employee Stock Purchase Plan of our report dated October 4, 2012, with respect to the consolidated financial statements of Palo Alto Networks, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2012.

/s/ Ernst & Young LLP

San Francisco, California

October 4, 2012